Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Harris & Harris Group, Inc. of our report dated March 16, 2015, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Harris & Harris Group, Inc., which appears in such Registration Statement. We also consent to the use of our report dated March 16, 2015 relating to the senior securities table. We also consent to the references to us under the headings “Experts” and "Selected Financial and Other Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
May 8, 2015